CHS Inc.
Bylaw Amendment

RESOLVED, That the Bylaws be and hereby are amended so that the identified provision reads as follows, deletions shown by [brackets] and additions by underscore:

Article III, Section 3(b)

(b) The nomination and election of directors of this cooperative shall be by Region. The territory served by this cooperative shall be divided into the following Regions, with the Board of Directors, composed of the following number of directors from each Region:

Region Number 1 - which shall include the State of Minnesota, and shall be represented by five (5) persons who must be residents of Region Number 1;

Region Number 2 - which shall include the States of Montana and Wyoming, and shall be represented by one (1) person who must be a resident of Region Number 2;

Region Number 3 - which shall include the State of North Dakota, and shall be represented by three (3) persons who must be residents of Region Number 3;

Region Number 4 - which shall include the State of South Dakota, and shall be represented by two (2) persons who must be residents of Region Number 4;

Region Number 5 - which shall include the States of Wisconsin, Connecticut, Delaware, Illinois, Indiana, Kentucky, Ohio, Maine, Maryland, Massachusetts, Michigan, [and Illinois] New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, Virginia and West Virginia, and shall be represented by two (2) persons who must be residents of Region Number 5;

Region Number 6 - which shall include the States of Alaska, Arizona, California, Hawaii, Idaho, Nevada, Oregon, Washington and Utah, and shall be represented by one (1) person who must be a resident of Region Number 6;

Region Number 7 - which shall include the States of Iowa, Alabama, Arkansas, Florida, Georgia, Louisiana, [and] Mississippi, Missouri, North Carolina, South Carolina and Tennessee, and shall be represented by one (1) person who must be a resident of Region Number 7; and

Region Number 8 - which shall include the States of Colorado, Nebraska, Kansas, New Mexico, Oklahoma and Texas, and shall be represented by two (2) persons who must be residents of Region Number 8.

RESOLVED FURTHER, That Management of this Association be and hereby is authorized to take all action and execute and deliver all documents, instruments, certificates and writings necessary or appropriate to carry out the foregoing resolution.

Adopted: 12/05/08